SECURITIES AND EXCHANGE COMMISSION
			 WASHINGTON, D.C.  20549


			       FORM S-8
			 REGISTRATION STATEMENT
				UNDER
		      THE SECURITIES ACT OF 1933

			   FPL GROUP, INC.
	(Exact name of registrant as specified in its charter)
Florida                                                      59-2449419
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

		       700 Universe Boulevard
		       Juno Beach, Florida  33408

	(Address of Principal Executive Offices) (Zip Code)



	     FPL Group, Inc. Deferred Compensation Plan
		     (Full Title of the Plan)



Dennis P. Coyle
General Counsel and Secretary
FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida  33408
(561) 694-4644

Jeffrey I. Mullens, P.A.
Steel Hector & Davis LLP
1900 Phillips Point West
777 South Flagler Drive
West Palm Beach, Florida  33401-6198
(561) 650-7257

Robert J. Reger, Jr., Esq.
Thelen Reid & Priest LLP
40 West 57th Street
New York, New York  10019-4097
(212) 603-2000
(Names and addresses of agents for service)
(Telephone numbers, including area code, of agents for service)


Copies to:

	Denise A. Gordon, Esq.
	Steel Hector & Davis LLP
	1900 Phillips Point West
	777 S. Flagler Drive
	West Palm Beach, Florida, 33401-6198




		      CALCULATION OF REGISTRATION FEE


				     Proposed         Proposed
			Amount       Maximum          Maximum             Amount of
Title of Securities     to be        OfferingPrice    Aggregate           Registration
 to be Registered       Registered   Per Unit         Offering Price (1)  Fee
Deferred Compensation
Obligations (2)         $22,000,000  100%             $22,000,000         $6,116.00




(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities
Act of 1933, as amended (the "Securities Act").

(2) The Deferred Compensation Obligations (the "Deferred Obligations") are unsecured obligations of FPL Group, Inc. to pay deferred compensation in the future in accordance with the terms of the FPL Group, Inc. Deferred Compensation Plan (the "Plan").


This Registration Statement shall become effective upon filing with the Securities and Exchange Commission (the "Commission") in accordance with Section 8(a) of the Securities Act, and Rules 456 and 462 promulgated thereunder.



PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.

Not required to be filed with the Commission.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.


PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

The following documents filed or to
be filed by FPL Group, Inc. (the "Registrant") with the Commission are incorporated herein by reference:

1.      Annual Report on Form 10-K
(Commission File No. 1-8841) for the fiscal year ended December 31, 1998.

2.      Quarterly Reports on Form
10-Q (Commission File No. 1-8841) for the quarterly periods ended March 31, 1999 and June 30, 1999.

3.      Current Reports on Form 8-K
filed with the Commission on March 17, 1999,  April
16, 1999 and July 20, 1999 (Commission File No. 1-
8841).

4.      All other reports filed by
the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), since the end of the fiscal year covered by the report referred to in (1) above.

All documents filed by the
Registrant pursuant to Section 13(a), 13(c), 14 or
15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration
Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration
Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this
Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



Item 4. Description of Securities.


The following description of the Deferred Obligations is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 99 to this Registration Statement. See Item 8, "Exhibits." Capitalized terms not defined in this description are defined in the Plan. The filing of this Registration Statement is not, and should not be construed as, an admission that the Deferred Obligations constitute securities as defined by any applicable federal, state or local law, or that registration of Deferred Obligations is required under any such law.

Under the terms of the Plan, non-employee directors, certain officers and employees of the Registrant and its affiliates (the "Employer") may defer all or a portion of their salary, bonuses and director retainer and meeting fees (whichever may apply) in accordance with the terms of the Plan.
 The Registrant's obligations to pay in the future, in accordance with the terms of the Plan, the value of deferred compensation as adjusted to reflect the performance, whether positive or negative, of the selected options during the deferral period are unsecured general obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. There is no dollar limit on the total amount of compensation which may be deferred by Participants over the term of the Plan.

Even though amounts deferred under the Plan are credited to the Participants' Accounts, the Employer shall not be required to earmark, deposit, contribute to a trust, or otherwise set aside funds for such Accounts. The Registrant may establish a "rabbi trust" to serve as a source of funds from which it may satisfy the Deferred Obligations. Participants will have no rights to any assets held by the rabbi trust, except as general creditors of the Registrant. Assets of the rabbi trust will at all times be subject to the claims of general creditors of the Registrant. No trustee has been appointed to take action with respect to the Deferred Obligations and each Participant will be responsible for acting independently with respect to enforcing his or her rights with respect to the Deferred Obligations.

The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections made by the Participant. Each distribution under the Plan will occur on a date selected by the Participant in accordance with the terms of the Plan, or if no such date is selected, in accordance with the provisions of the Plan. The Deferred Obligations are not convertible into any other security of the Registrant.

The Deferred Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the Participants, at the option of the Employer or through operation of a mandatory or optional sinking fund or analogous provision. The Deferred Obligations may be distributed to the Participant in the form of dollars and/or shares of Common Stock in accordance with the terms of the Participant's Award Agreement. Except as provided in the Plan, any attempt by a participant to alienate, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan will be void.


Under the terms of the Plan, except to the extent otherwise reserved to the Administrator, the President, any Vice President or the General Counsel of the Registrant shall have the right to amend the Plan at any time and from time to time, including a retroactive amendment. In addition, the Compensation Committee of the Registrant's Board of Directors expressly reserves the right to terminate the Plan and to amend certain provisions of the Plan enumerated in the Plan at any time or from time to time, including a retroactive amendment. No amendment or termination of the Plan is permitted to modify or in any way affect any existing right or obligation under the Plan without the consent of any person affected by the amendment or termination.


Item 5. Interests of Named Experts and Counsel.

None.


Item 6. Indemnification of Directors and Officers.

Florida Business Corporation Act.  Section 607.0850 of the
Florida Business Corporation Act (the "FBCA") generally permits the Registrant to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the Registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the Registrant may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant.
 To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) a transaction in violation of
Section 607.0834 of the FBCA (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to the Registrant or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable,
(iv) in a proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Registrant, or willful misconduct, or
(v) in a proceeding by or in the right of someone other than the Registrant or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.


Bylaws. The Registrant's Bylaws provide generally that the Registrant shall, to the fullest extent permitted by law, indemnify all directors and officers of the Registrant, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of the Registrant, as well as any employees or agents of the Registrant or other persons serving at the request of the Registrant in any capacity with any entity or enterprise other than the Registrant to whom the Registrant has agreed to grant indemnification (each, an "Indemnified Person") to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an Indemnified Person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys' fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

	Insurance. In addition to the foregoing, the Registrant carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

Indemnification under the Plan. The Plan provides that the Employer will indemnify the members of the Committee against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when such action or failure to act is judicially determined to be attributable to their gross negligence or willful misconduct.


Item 7. Exemption from Registration Claimed.

Not applicable.


Item 8. Exhibits.

5       Opinion of Steel Hector & Davis LLP.

23.1    Consent of Deloitte & Touche LLP.

23.2    Consent of Steel Hector & Davis LLP (included in
Exhibit 5 to this Registration Statement).

24      Power of Attorney (included on signature pages of
this Registration Statement).

99      FPL Group, Inc. Deferred Compensation Plan, amended
and restated effective January 1, 1995.



Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section
10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the Registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if the Registration Statement is on Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY


Each director and/or officer of the Registrant whose signature appears below hereby appoints the agents for service named in this Registration Statement, and each of them severally, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below and to file with the Commission any and all amendments, including post-effective amendments, to this Registration Statement, and the Registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.



SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on this 13th day of September, 1999.


FPL GROUP, INC.

		       By:/s/ James L. Broadhead
			      James L. Broadhead
			      Chairman of the Board
			      and Chief Executive Officer





	[continued on next page]

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                         Title                                     Date

/s/ James L. Broadhead            Chairman of the Board, Chief              September 13, 1999
James L. Broadhead                Executive Office and Director
				  (Principal Executive Officer)

/s/ Lewis Hay, III                Vice President, Finance and               September 13, 1999
Lewis Hay, III                    Chief Financial Officer
				  (Principal Financial Officer)

/s/ K. Michael Davis              Controller and Chief Accounting           September 13, 1999
K. Michael Davis                  Officer
				  (Principal Accounting Officer)

/s/ H. Jesse Arnelle              Director                                  September 13, 1999
H. Jesse Arnelle


				  Director                                  September 13, 1999
Sherry S. Barrat


/s/ Robert M. Beall, II           Director                                  September 13, 1999
Robert M. Beall, II


/s/ J. Hyatt Brown                Director                                  September 13, 1999
J. Hyatt Brown


				  Director                                  September 13, 1999
Armando M. Codina


				  Director                                  September 13, 1999
Marshall M. Criser


/s/ B. F. Dolan                   Director                                  September 13, 1999
B. F. Dolan


/s/ Willard D. Dover              Director                                  September 13, 1999
Willard D. Dover


/s/ Alexander W. Dreyfoos Jr.     Director                                  September 13, 1999
Alexander W. Dreyfoos Jr.


/s/ Paul J. Evanson               Director                                  September 13, 1999
Paul J. Evanson


/s/ Drew Lewis                    Director                                  September 13, 1999
Drew Lewis


				  Director                                  September 13, 1999
Frederic V. Malek


/s/ Paul R. Tregurtha             Director                                  September 13, 1999
Paul R. Tregurtha


/s/ Roger Young                   Director                                  September 13, 1999
Roger Young




EXHIBIT INDEX

Exhibit No.

5       Opinion of Steel Hector & Davis LLP.

23.1    Consent of Deloitte & Touche LLP.

23.2 Consent of Steel Hector & Davis LLP (included in Exhibit 5 to this Registration Statement).

24 Power of Attorney (included on signature pages of this Registration Statement).

99 FPL Group, Inc. Deferred Compensation Plan, amended and restated effective January 1, 1995.